As filed with the Securities and Exchange Commission on May 6, 2013.   Registration No. ____________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AT&T INC.
(Exact name of registrant as specified in its charter)

Delaware	43-1301883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

208 S. Akard Street, Dallas, Texas	75202
(Address of Principal Executive Offices)	(Zip Code)

Stock Purchase and Deferral Plan
and
Cash Deferral Plan
(Full title of the plans)

Name, address and telephone number of agent for service:	Please send copies of all communications to:
Ann E. Meuleman	Wayne Wirtz
Senior Vice President and Secretary	Associate General Counsel
AT&T Inc.	AT&T Inc.
208 S. Akard, 32nd Floor	208 S. Akard, 30th Floor
Dallas, Texas 75202	Dallas, Texas 75202
(210) 821-4105	(210) 821-4105

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer  X    Accelerated filer      Non-accelerated filer       Smaller Reporting Company ___

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $1.00 per share	42,000,000 (1)	$37.18 (2)	$1,561,560,000 (2)	$212,997 (2)
Deferred Compensation Obligations (3)	$450,000,000	100%	$450,000,000	$61,380

(1)	The number of shares being registered represent the number of additional shares of Common Stock which may be issued pursuant to the Stock Purchase and Deferral Plan.
(2)
The price per share was calculated in accordance with Rule 457(c) and (h) of the Securities Act of 1933 for purposes of calculating the registration fee.  The fee was computed based on 42,000,000 shares (using the average of the high and low price of the stock on April 29, 2013).

(3)	The amount of deferred compensation obligations being registered represents employee compensation deferred through payroll deductions pursuant to the Cash Deferral Plan.

Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such indeterminate number of additional shares of Common Stock as is necessary to eliminate any dilutive effect of any future stock split or stock dividend or similar transactions.  No additional registration fee is required.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

PART I. INFORMATION REQUIRED IN PROSPECTUS

This Registration Statement registers an additional 42,000,000 shares of AT&T Inc. common stock to be issued under the Stock Purchase and Deferral Plan and an additional $450,000,000 in deferred compensation obligations under the Cash Deferral Plan (together, the “Plans”). Pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 relating to the Plans (File No. 333-120894 filed on December 1, 2004, on behalf of AT&T Inc., formerly SBC Communications Inc., and hereinafter referred to as the “Prior Registration Statement”) is hereby incorporated by reference in this Registration Statement. The Prior Registration Statement is currently effective. This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates, and pursuant to Rule 429, the prospectus incorporated herein is combined with and relates to the Prior Registration Statement.

Item 8.  Exhibits

Exhibit Number	Description of Exhibits

5	Validity opinion of Wayne Watts, Esq.
10-a	Stock Purchase and Deferral Plan (Exhibit 10 to Form 10-Q filed for March 29, 2013)
10-b	Cash Deferral Plan (Exhibit 10-n to Form 10-K for 2012)
23-a	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23-b	Consent of Wayne Watts, Esq. (contained in opinion filed as Exhibit 5)
24	Powers of Attorney of Officers and Directors

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on this 6th day of May 2013.

AT&T INC.

By:           /s/ John J. Stephens
John J. Stephens
Senior Executive Vice President
and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Principal Executive Officer:	Randall L. Stephenson * Chairman of the Board, Chief Executive Officer and President
Principal Financial and Accounting Officer:	John J. Stephens Senior Executive Vice President and Chief Financial Officer

By: /s/ John J. Stephens John J. Stephens as attorney-in-fact for Mr. Stephenson, the Directors, and on his own behalf as Principal Financial and Accounting Officer

May 6, 2013

DIRECTORS:

Gilbert F. Amelio *	Jon C. Madonna *
Reuben V. Anderson *	Michael B. McCallister *
James H. Blanchard *	John B. McCoy *
Jaime Chico Pardo *	Joyce M. Roche *
Scott T. Ford *	Matthew K. Rose *
James P. Kelly *	Laura D’Andrea Tyson *

*  By power of attorney